Exhibit 10.2

EMPLOYMENT AGREEMENT

This Agreement (the “Agreement”), dated as of April 1, 2019, is by and between Autism Diagnostic Technologies, Inc. (the “Company”) and Joerg Klaube (the “Executive”).

Introduction

The Company desires to retain the services of the Executive pursuant to the terms and conditions set forth herein and the Executive wishes to be employed by the Company on such terms and conditions. The Executive will be a key employee of the Company, with significant access to information concerning the Company and its business. The disclosure or misuse of such information or the engaging in competitive activities by the Executive would cause substantial harm to the Company.

Agreement

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Effective Date; Term. This Agreement shall become effective on April 1, 2019 (the “Effective Date”).

Executive’s term of employment under this Agreement (such term of employment, as it may be extended or terminated, is herein referred to as the “Employment Term”) shall be for a term commencing on the Effective Date and, unless terminated earlier as provided in Section 10 hereof, ending on the third anniversary of the Effective Date (the “Original Employment Term”); provided that the Employment Term shall be automatically extended, subject to earlier termination as provided in Section 10 hereof, for successive additional one (1) year periods (the “Additional Terms”), unless, at least 30 days prior to the end of the Original Employment Term or the then Additional Term, the Company or Executive has notified the other in writing that the Employment Term shall terminate at the end of the then current term.

2. Duties. The Executive shall serve as the Chief Financial Officer (CFO) of the Company and shall have such duties of an executive nature as the Board shall determine from time to time which are customary and appropriate for the position of Chief Financial Officer, and for companies of similar size. The Executive will report to the Chief Executive Officer.

3. Time; Best Efforts. The Executive shall use his best efforts to promote the interests of the Company and shall devote a substantial part, sufficient to meet his responsibilities hereunder, of the Executive’s business time, and invest best efforts to the performance of his duties and responsibilities hereunder. The Executive may engage in charitable, personal, business, or civic endeavors and may serve on the boards and advisory boards of the entities set forth on Exhibit A, so long as such activities do not interfere with the performance of the Executive’s duties and responsibilities hereunder.

4. Compensation and Benefits. During the Executive’s employment with the Company under this Agreement, the Executive shall be entitled to compensation and benefits as follows:

(a) Base Salary. The Executive will receive a salary at the rate of $50,000.00 annually (the “Base Salary”) until the Company has raised a minimum of $1 million in equity capital, after which time the Base Salary shall increase to $75,000.00 annually, payable in equal increments pursuant to the Company’s normal payroll practices. The aforesaid shall be adjusted when Executive’s duties require dedication of his full business time to the Company. The Board shall, in good faith, review the amount of the Executive’s Base Salary and Bonus target on an annual basis. The amount of the Base Salary may not be decreased at any time.

(b) Annual Bonus. The Executive will be eligible for an annual bonus as determined by the Board for each full fiscal (calendar) year based upon the Company achieving financial and operating objectives established annually for such fiscal year by the Board inconsultation with the Executive (the “Bonus”). The payment of Bonus for the 2019 year shall beprorated based upon the number of days of employment. The Board shall determine the amount of the Bonus, and such determination shall be binding and conclusive on the Executive, subject to the foregoing.

(c) Additional Bonuses. In the sole discretion of the Board, the Executive may receive additional bonuses for extraordinary performance.

(d) Equity Award. Executive shall be entitled to participate in any Company Equity Incentive Plan (the “Stock Plan”) that provides for the issuance of stock options to employees of the Company, to the extent determined by the Board of the Company. The Board shall award Executive as of the Effective Date, stock purchase warrants for one hundred thousand (100,000) shares of the Company’s common stock, $0.00001 par value per share, exercisable during three years starting with the Vesting Date, at $0.50 per share, and carrying a cashless exercise option (the “Warrant Award”), which options shall be subject to certain restrictions. The Warrant Award shall vest in four (4) equal amounts, starting with 25% of the Warrant Award vesting upon the signing of this agreement, and 25% upon each of the first, second and third anniversaries of the Effective Date, provided that Executive is employed with the Company on each Vesting Date. The Warrant Award shall be granted pursuant to and shall be subject to all of the terms and conditions imposed upon such awards granted under the Stock Plan and shall be evidenced by a Warrant Certificate in the form approved by the Board or Committee. As a condition to receiving the Warrant Award, Executive shall become party to the Stockholders Agreement dated                   , as amended from time to time, by and among the Company and certain holders of the Company’s securities, and, if requested, Executive shall also execute and deliver a letter in a form approved by the Company’s underwriters agreeing not to sell any shares of Company common stock during a customary period following the completion of an initial public offering of the Company’s common stock.

(e) Change in Control. Notwithstanding any other provision, in the event of a change in control, all equity awards (including, but not limited to, any options or stock grants made subsequent to the date of this Agreement) shall fully vest and be immediately exercisable. A change in control means the consummation after the date hereof of a transaction or series of related transactions that results in any person or group (other than any person or group owned by or affiliated with Point Medical Inc.) (“group” as defined in the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) acquiring (i) directly or indirectly by merger or otherwise more than 50% of the Company’s securities entitled to vote in the election of directors, (ii) all or substantially all of the assets of the Company or (iii) the right to elect a majority of the members of the Company’s Board of Directors.

(f) Option to Have Company Repurchase Options and Warrants. If Executive dies while employed, the Company shall, subject to any restrictions contained in any credit or similar agreements or that exist under the Law, offer to purchase all of Executive’s outstanding options or warrants which are vested at the time of death. If the representative of the Executive’s estate wishes to accept such offer, he or she shall request, within six (6) months of death, that the Board determine the fair market value of Executive’s interest in the Company. This value shall be communicated in writing to the representative, and the representative shall have thirty (30) days to accept or reject the valuation. If the valuation is rejected, the representative shall have no further rights to have the interest repurchased by the Company.

(g) Benefits. The Executive shall be entitled to participate in Company benefit plans that are generally available to the Company’s executive employees in accordance with and subject to the then existing terms and conditions of such plans; including but not limited to equity, pension, thrift, profit sharing, medical coverage, education, or other retirement or welfare benefits that the Company has adopted or may adopt, maintain or contribute to for the benefit of its executives at a level commensurate with the position, subject to satisfying any applicable eligibility requirements. For example, included in these executive benefits shall be:

(i)	Automobile allowance: as determined by the Board.

(ii)	Life, long term disability, long term care insurance(s).

(iii)	Other.

(h) Vacation/Paid time off. The Executive shall be entitled to paid time off in accordance to Company policies applicable to its senior executives, to include Company paid holidays and no less than 10 days of paid vacation time per year in accordance with Company policies, which paid time off may be taken at such times as Executive elects with due regard to the needs of the Company.

(i) Perquisites. The Company shall provide to Executive all perquisites which other senior executives of the Company are generally entitled to receive.

(j) Business and Entertainment Expenses. The Executive will be entitled to reimbursement of all reasonable expenses incurred in the ordinary course of business on behalf of the Company, subject to compliance with the Company’s reimbursement policy then ineffect from time to time. All such reimbursements shall be made promptly.

(k) Withholding. The Company may withhold from compensation payable to the Executive all applicable federal, state and local withholding taxes.

5. Confidentiality; Intellectual Property. The Executive agrees that during the Executive’s employment with the Company, whether or not under this Agreement, and at all times thereafter:

(a) The Executive will not at any time, directly or indirectly, disclose or divulge any Confidential Information (as hereinafter defined), except as required in connection with the performance of the Executive’s duties for the Company, and except to the extent required by law, subpoena or court order (but only after the Executive has provided the Company with reasonable notice and opportunity to take action against any legally required disclosure). As used herein, “Confidential Information” means all trade secrets and all other information of a business, financial, marketing, technical or other nature relating to the business of the Company including, without limitation, any customer or vendor lists, financial statements and projections, know-how, pricing policies, operational methods, methods of doing business, technical processes, formulae, designs and design projects, inventions, computer hardware, software programs, business plans and projects pertaining to the Company and including any information of others that the Company has agreed to keep confidential; provided, that Confidential Information shall not include any information that has entered or enters the public domain through no fault of the Executive.

(b) The Executive shall make no use whatsoever, directly or indirectly, of any Confidential Information at any time, except as required in connection with the performance of the Executive’s duties for the Company.

(c) Upon the Company’s request at any time and for any reason, the Executive shall immediately deliver to the Company all materials (including all soft and hard copies) in the Executive’s possession that contain or relate to Confidential Information and all other Company property.

(d) All Developments made by the Executive, either alone or in conjunction with others, at any time or at any place during the Executive’s employment with the Company, whether or not reduced to writing or practice during such period of employment, shall be and hereby are the exclusive property of the Company without any further compensation to the Executive. In addition, without limiting the generality of the prior sentence, all Developments which are copyrightable work by the Executive are intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, as amended, and shall be and hereby are the property of the Company. “Developments” means any and all inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, secrets or intellectual property rights or any interest therein that (i) relate to the business in which the Company is engaged or in which the Company intends to engage during Executive’s employment with the Company (as evidenced by meaningful efforts by the Company with respect thereto), (ii) are created or improved in whole or in part by using any Company resources, data, facilities or equipment, or (iii) are created or improved within the scope of Executive’s employment.

(e) Within a reasonable time after the Executive becoming aware of any Developments, the Executive shall disclose the Developments to the Company. If any Development is not the property of the Company by operation of law, this Agreement or otherwise, the Executive will, and hereby does, assign to the Company all right, title and interest in such Development, without further consideration, and will assist the Company and its nominees in every reasonable way, at the Company’s expense, to secure, maintain and defend the Company’s rights in such Development; provided, however that following the termination of employment, the foregoing shall not be deemed to require the Executive to travel. The Executive shall sign all instruments necessary for the filing and prosecution of any applications for, or extension or renewals of, letters patent (or other intellectual property registrations or filings) of the United States or any foreign country which the Company desires to file and relates to any Development. The Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive the Executive’s death or incapacity), to act for and in the Executive’s behalf to execute and file any such applications, extensions or renewals and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, other intellectual property registrations or filings or such other similar documents with the same legal force and effect as if executed by the Executive. Executive waives all claims to moral rights in the Developments.

6. Restrictive Covenants. The Executive agrees that during the Executive’s employment with the Company, whether or not under this Agreement, and thereafter for eighteen (18) months:

(a) the Executive will not, directly or indirectly, individually or as a consultant to, or an employee, officer, director, manager, stockholder, partner, member, investor, lender or other owner or participant in any business entity, other than the Company, engage in or assist any other person or entity to engage in any business which competes with any business in which the Company is engaging or in which the Company actively plans to engage (as evidenced by meaningful efforts by the Company with respect thereto), during or at the time of termination of the Executive’s employment, anywhere in the United States or anywhere else in the world where the Company does business or actively plans to do business during the Executive’s employment (as evidenced by meaningful efforts by the Company with respect thereto); provided, that, this Section 6(a) shall not prohibit the Executive from acquiring, solely as a passive investment, up to 1% of the securities of any publicly traded company whose activities may be in breach of the foregoing;

(b) the Executive will not, directly or indirectly, (i) solicit in competition with the Company, divert or take away, or attempt to solicit in competition with the Company, divert or take away, the business or relationship of Company with any of its customers, clients, distributors, dealers, referral sources, business partners, suppliers, vendors, service providers, consultants, lenders, investors, landlords, licensors or attorneys or any other person or entity with whom the Company does business (collectively, “Business Partners”), or (ii) otherwise interfere with the Company’s business relationship with any of its Business Partners;

(c) the Executive will not, directly or indirectly, solicit, recruit, hire or engage, or otherwise interfere with the business relationship of the Company with, any current or former employee of the Company, other than any person who ceased to be employed by the Company for a period of at least six (6) months; and

(d) Nondisparagment. Neither Executive nor the Company (for purposes hereof, the Company shall mean the Company together with its executive officers and directors and not any other employees) shall make any public statements that disparage the other party, or in the case of the Company, its respective subsidiaries, affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 6(d).

(e) the Executive will not, directly or indirectly, intentionally assist any person or entity in performing any activity prohibited by Sections 6(a), 6(b), 6(c) or 6(d).

7. Remedies. Without limiting the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in Sections 5 or 6 herein could result in irreparable injury to the Company for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the Executive from engaging in any activities prohibited by Sections 5 or 6 herein or such other equitable relief as may be required to enforce specifically any of the covenants of Sections 5 or 6 herein. The Company shall also be entitled to recover from the Executive all reasonable attorneys’ fees and costs incurred by it in connection with such breach. If Executive violates Section 6 of this Agreement, the temporal period applicable to that Section shall be extended by the period of time during which such violation occurred.

8. Applicability to Related Companies. For purposes of Sections 5, 6 and 7 of this Agreement and the definitions of Cause and Good Reason, the term “Company” shall include the Company, each of its affiliated companies, subsidiaries and parent companies, whether now existing or hereinafter created, and their respective successors and assigns.

9. Review of Agreement; Reasonable Restrictions. The Executive (a) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for this Agreement to be reviewed by counsel, (b) acknowledges that the duration, geographical scope and subject matter of Sections 5, 6 and 7 of this Agreement are reasonable and necessary to protect the goodwill, customer relationships, legitimate business interests and Confidential Information of the Company and its affiliates, and (c) will be able to earn a satisfactory livelihood without violating this Agreement.

10. Termination.

(a) General. The Executive’s employment with the Company may be terminated at any time by the Company with Cause or without Cause or in the event of the death or Disability of the Executive. The Executive’s employment with the Company may also be terminated by the Executive for Good Reason or, after at least 60 days written notice, without Good Reason.

(b) Definitions. As used herein, the following terms shall have the following meanings:

“Cause” means that the Executive has (i) breached any fiduciary duty or material legal or contractual obligation that he has to the Company, which specific breach, if curable, is not cured within 20 days after written notice to the Executive thereof or, if cured, recurs in the 6-month period following such cure; (ii) intentionally and knowingly failed to follow any reasonable written directive of the Board which is otherwise consistent with the Executive’s position and responsibilities, which specific failure, if curable, is not cured within 20 days after written notice to the Executive thereof or, if cured, recurs in the 6-month period following such cure; (iii) engaged in willful misconduct, willful violation of any law, fraud, embezzlement or material acts of dishonesty relating to the affairs of the Company; (iv) been convicted of or pleaded nolo contendere to any felony or other crime of moral turpitude; or (v) willfully and intentionally failed to comply with any material written Company rule, policy or procedure, which specific failure, if curable, is not cured within 20 days after written notice thereof or, if cured, recurs in the 6-month period following such cure.

“Disability” means illness (mental or physical) or accident of the Executive that results in the Executive being unable to perform the Executive’s duties as an employee of the Company for a period of 180 days, whether or not consecutive, in any twelve-month period.

“Good Reason” means (i) a material breach by the Company of this Agreement or under any other material agreement entered into by and between the Company and the Executive; (ii) a material adverse change in Executive’s title, duties or responsibilities, provided that any allocation of duties or responsibilities to another employee who reports to the [Chief Executive Officer] of the Company shall not constitute a basis for Executive to resign for Good Reason; or (iii) the relocation of the Executive (other than the Relocation), without the Executive’s prior consent, by the Company to a work location more than 50 miles from the Executive’s current work location (unless, as a result of such relocation, the Executive’s work location is closer to his or her place of residence); provided that in each case, the Company shall have been given written notice from the Executive describing in reasonable detail the occurrence of the event or circumstance for which Executive believes he may resign for Good Reason within 30 days of the date that the Executive has knowledge of the first occurrence thereof and the Company shall not have cured such event or circumstance within 30 days after the Company’s receipt of such notice.

“Severance” means (i) continuation of payments of Base Salary (at the rate in effect on the date of termination) for the Severance Period (as defined below), payable in accordance with the Company’s regular payroll schedule; (ii) payment of a pro-rated amount of the Executive’s Bonus (to the extent the financial and operating objectives for such Bonus have been achieved) for the fiscal year in which the termination occurs, which pro-rated amount shall be based upon the number of days Executive was employed with the Company during such year and shall be payable in accordance with Section 4(b); (iii) payments of the Company’s and the Executive’s share of the Executive’s medical and dental and any other health-related insurance premiums in accordance with the terms of the then-existing Company benefit plans (but only to the extent the Executive is allowed by such benefit plans and by law to continue participating in such benefit plans) for the Severance Period. In order to be eligible for the payments under clause (iii) of the prior sentence, the Executive may need to elect for coverage under COBRA.

“Severance Period” means a period of 12 months from the date of termination of employment.

(c) Effects of Termination. If the Executive’s employment is terminated during the term of this Agreement, the Company shall have no further obligation to make any payments or provide any benefits to the Executive hereunder after the date of termination except for (i) payments of Base Salary through the date of termination, accrued and unpaid Bonus, employee benefits and other employment perquisites, and expense reimbursement that had accrued but had not been paid prior to the date of termination, (ii) payments for any accrued but unused vacation time, and (iii) if the Executive’s employment with the Company is terminated by the Company without Cause (other than as a result of death or Disability of the Executive) or by the Executive for Good Reason, payments of the Severance. Amounts due under Sections 10 (c)(i) and (ii) hereof shall be payable in accordance with the Company’s regular payroll schedule or such earlier date as required by applicable law.

a) Disability. Upon such termination, the Company shall pay or provide Executive (i) any unpaid Base Salary through the date of termination and any accrued vacation in accordance with Company policy; (ii) any unpaid bonus earned with respect to any fiscal year ending on or preceding the date of termination; (iii) reimbursement for any unreimbursed expenses incurred through the date of termination; and (iv) all other payments, benefits or fringe benefits to which Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, “Accrued Amounts”).

b) Death. In the event the Employment Term ends on account of Executive’s death, Executive’s estate shall be entitled to any Accrued Amounts.

c) Termination for Cause or Without Good Reason. If Executive’s employment should be terminated (i) by the Company for Cause, or (ii) by Executive without Good Reason, the Company shall pay to Executive any Accrued Amounts.

d) Termination Without Cause or for Good Reason. If Executive’s employment by the Company is terminated by the Company other than for Cause (other than atermination for Disability) or by Executive for Good Reason, the Company shall pay or provide Executive with (i) Accrued Amounts; (ii) a pro-rata portion (determined by multiplying the amount Executive would have received had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that Executive is employed by the Company and the denominator of which is 365 of Executive’s Annual Bonus for the performance year in which Executive’s termination occurs at the time that annual bonuses are paid to other senior executives; provided that the Board determines that the Company was on plan for Executive to earn such bonus at the time of termination; (iii) continue his then current Base Salary as if his employment continued for a period of twelve (12) months from the date of termination, subject to the mitigation provisions set forth below; and (iv) subject to Executive’s continued copayment of premiums, continued participation for twelve (12) months in all health and welfare plans which cover Executive (and eligible dependents) upon the same terms and conditions (except for the requirements of Executive’s continued employment) in effect on the date of termination. If at any time after Executive’s termination while the Company is obligated hereunder to make such payments of Base Salary or continue such benefits, Executive receives compensation for providing services as an employee or as an independent contractor from any person or entity, then Executive shall immediately notify the Company of such event and the Company’s obligation to continue to make such payments to Executive shall be reduced by the gross amount of any such payments and the obligation to continue to provide benefits shall cease at such time as Executive is eligible for health insurance coverage by any successor employer or person or entity, prompt notice of which Executive shall furnish to the Company. Executive shall use good faith and reasonable efforts to find and secure new employment after any such termination. To the extent such coverage cannot be provided under the Company’s health or welfare plans without jeopardizing the tax status of such plans, for underwritingreasons or because of the tax impact on Executive, the Company shall pay Executive an amount equal to the amount the Company would have paid for such benefits on behalf of Executive if the benefits were provided to him as an employee. The continuation of health benefits under this subsection shall reduce and count against Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

e) Amounts Payable. The Company reserves the right to set off against amounts payable to Executive hereunder any amounts owed by Executive to the Company.

(d) Conditions and Limitations to Severance. Notwithstanding the foregoing, the Company’s obligation to make Severance payments to the Executive shall be subject to the following provisions and conditions:

(i) Release of Claims. The Company shall commence payment of Severance 30 days after the date of the Executive’s termination of employment, provided that the Executive has signed and not revoked a general release and separation agreement.

(ii) Consequences of Breach. If the Executive materially breaches the Executive’s obligations under Section 6 of this Agreement, which specific breach, if curable, is not cured within 20 days after written notice to the Executive thereof or, if cured, recurs in the 6-month period following such cure, the Company may immediately cease payments of Severance and may recover all Severance paid to the Executive after the date of such breach. The cessation and recovery of these payments shall be in addition to, and not as an alternative to, any other remedies at law or in equity available to the Company, including without limitation the right to seek specific performance or an injunction.

11. Survival. The provisions of Sections 5 through 24 of this Agreement shall survive the term of this Agreement and the termination of the Executive’s employment with the Company, and shall continue thereafter in full force and effect in accordance with their terms.

12. Enforceability. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law.

13. Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, by e-mail or fax, by United States mail, certified or registered with return receipt requested, or by a nationally recognized overnight courier service, or otherwise actually delivered: (a) if to the Executive, to the address set forth on the signature page hereof; (b) if to the Company, Chairman, Point Medical Inc., 665 Martinsville Road, Suite 219, Basking Ridge, NJ 07920, with copies (which shall not constitute notice) to CEO, Point Medical Inc. 665 Martinsville Road, Suite 219, Basking Ridge, NJ 07920; or (c) or at such other address as may have been furnished by such person in writing to the other parties. Any such notice, demand or communication shall be deemed given on the date given, if delivered in person, e-mailed or faxed, on the date received, if given by registered or certified mail, return receipt requested or given by overnight delivery service, or three days after the date mailed, if otherwise given by first class mail, postage prepaid.

14. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

15. Indemnification. The Company hereby agrees to indemnify Executive and hold him harmless to the fullest extent permitted by law and under the bylaws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from Executive’s good faith performance of his duties and obligations with the Company.

16. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its choice of law provisions. Any proceeding arising out of or relating to this Agreement shall be brought in the courts of the State of Delaware, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware. This provision may be filed with any court as written evidence of the knowing and voluntary irrevocable agreement between parties to waive any objections to jurisdiction, venue or convenience of forum.

17. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be submitted to arbitration in accordance with the rules of the American Arbitration Association then in effect in Delaware before a panel of three (3) arbitrators who shall be knowledgeable in executive employment law, who shall be independent of, and have no ex parte communications with, the parties or their representatives, and who shall render written findings of fact, conclusions of law and order. In addition to any other inherent powers, arbitrators shall have the express powers to order a party to comply with or desist from breaching any of the terms of this Agreement. The determination of the arbitrators shall be final and binding upon the parties and may be entered as a final judgment in any court of competent jurisdiction. The parties shall equally share the costs of arbitration. Nothing herein, however, shall deprive a party of the right to seek equitable relief from the courts to restrain or enjoin the other from a breach this Agreement pending the empanelling of the arbitrators or their final determination.

18. Amendments and Waivers. This Agreement may be amended or modified only by a written instrument signed by the Company and the Executive. No waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such waiver is sought unless it is made in writing and signed by or on behalf of such party.

19. No Waivers. The waiver of a breach of any provision of this Agreement shall not be construed as a waiver or a continuing waiver of the same or any subsequent breach of any provision of this Agreement. No delay or omission in exercising any right under this Agreement shall operate as a waiver of that or any other right.

20. Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors and administrators, successors and assigns, except that the rights and obligations of the Executive hereunder are personal and may not be assigned without the Company’s prior written consent. Any assignment of this Agreement by the Company shall not be considered a termination of the Executive’s employment.

21. Entire Agreement. This Agreement constitutes the final and entire agreement of the parties with respect to the matters covered hereby and replaces and supersedes all other agreements and understandings relating hereto and to the Executive’s employment.

22. Counterparts. This Agreement may be executed in any number of counterparts, including counterpart signature pages or counterpart facsimile signature pages, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23. No Conflicting Agreements. The Executive represents and warrants to the Company that the Executive is not a party to or bound by any confidentiality, noncompetition, non-solicitation, employment, consulting or other agreement or restriction that could conflict with, or be violated by, the performance of the Executive’s duties to the Company or obligations under this Agreement. Executive will not use or misappropriate any intellectual property, trade secrets or confidential information belonging to former employers.

24. Interpretation. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement. The parties intend for this Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all provisions of this Agreement will be interpreted and applied accordingly.

25. Notification of New Employer. In the event that the Executive is no longer an employee of the Company, the Executive consents to notification by the Company to the Executive’s new employer or its agents regarding the Executive’s rights and obligations under Section 6 of this Agreement.

26. Reimbursement of Executive’s Legal Expenses. The Company shall upon presentation of an invoice promptly reimburse the Executive for legal expenses not to exceed $1,000 incurred in connection with the negotiation and drafting of this Agreement and other agreements entered into in connection herewith.

[Remainder of this page intentionally left blank.]

This Agreement has been executed and delivered as a sealed instrument as of the date first above written.

COMPANY

By:	/s/ Jason Pottinger
Print Name: Jason Pottinger
Title: Director

EXECUTIVE

Address:
125, Douglas Rd,
Brick, NJ 08723.

Exhibit A

To Employment Agreement

between Autism Diagnostic Technologies Inc. and Joerg Klaube

Boards and Advisory Boards